                                                                   EXHIBIT 10.17

          CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                                LICENSE AGREEMENT

This Licensing Agreement (the "Agreement") is made effective the 1st day of March, 2002 (the "Effective Date"), by and between the Carnegie Institution of Washington with offices at 1530 P Street, N.W., Washington, D.C. 2005-1910 (hereinafter "CARNEGIE") and RIBOPHARMA AG, a corporation organized and existing under the laws of Germany and having a place of business at Bayreuth, Germany (hereinafter "LICENSEE"). CARNEGIE and LICENSEE are hereinafter collectively referred to as the "Parties".

WHEREAS CARNEGIE owns or controls certain intellectual property rights which relate to genetic inhibition by double-stranded RNA molecules,

WHEREAS the intellectual property rights owned or controlled by CARNEGIE (hereinafter "CARNEGIE's intellectual property") are useful in two different areas (1) screening for gene activities and functions which may provide information useful in the development of commercial products which do not themselves actually incorporate any of CARNEGIE's intellectual property and (2) the development of products which include CARNEGIE's intellectual property or are made by methods including CARNEGIE's intellectual property; and

WHEREAS LICENSEE desires to obtain, and CARNEGIE is willing to grant, non-exclusive access to CARNEGIE's intellectual property under the following conditions:

NOW, THEREFORE, the Parties agree as follows:

Article 1         Definitions

1.1 "CARNEGIE Patent Rights" shall mean the patent applications listed in Appendix A attached to this Agreement and made a part hereof, any U.S. or foreign patents based thereon, and any divisionals, continuations, continuations-in-part, reexaminations or reissues thereof as well as certificates of addition and utility models, and any and all patents granted thereon.

1.2 "Licensed Products" shall mean any and all products, the manufacture, use, sale, offer for sale, or import of which, but for the licensed granted in this Agreement, would infringe a claim of CARNEGIE Patent Rights.

1.3 "Licensed Methods" shall mean any and all methods, the use of which, but for the licensed granted in this Agreement, would infringe a claim of CARNEGIE Patent Rights.

1.4 "Milestone Event" shall be (i) the issuance of the first U.S. patent within CARNEGIE Patent Rights; (ii) the filing of an Investigational New Drug Application with the U.S. Food and Drug Administration, or equivalent submission to any other U.S. Government regulatory authority as required, for the first Licensed Product sold within the United States; and (iii) first commercial sale of a Licensed Product or Licensed Method within the U.S.

1.5 "Net Sales" shall mean the gross invoice amount as billed to third parties by LICENSEE less [**] paid by LICENSEE for [**] all as determined by LICENSEE'S standard accounting practices.

1.6 "Affiliate" shall mean any entity which controls LICENSEE or is controlled by LICENSEE, or is under common control with LICENSEE, through another entity.

1.7 "Field of Use" shall mean the use for internal research, screening, development and discovery of products for human and non-human therapeutic and diagnostic applications.

1.8 "CARNEGIE Improvements" means any modifications of a product or method described or claimed in CARNEGIE Patent Rights, provided such modification, if unlicensed, would infringe one or more valid, issued claims of a patent within CARNEGIE Patent Rights.

Article 2         Grant of Rights

2.1 CARNEGIE grants to LICENSEE, a worldwide, non-exclusive license under the CARNEGIE Patent Rights to practice the Licensed Method and to make, have made, use and import Licensed Products for the Field of Use.

2.2 CARNEGIE grants to LICENSEE a worldwide, non-exclusive license under the CARNEGIE Patent Rights to manufacture, use, sell and offer for sale Licensed products subject to paragraph 3.4 herein.

2.3 LICENSEE shall have the right to extend the license herein granted to any of its Affiliates upon written notification to CARNEGIE and the payment to CARNEGIE of $[**] for each Affiliate so licensed. However, LICENSEE shall have no right to sublicense others.

Article 3         Remuneration

3.1 In consideration of the grant of rights under Article 2, LICENSEE shall pay CARNEGIE the sum of $[**] ([**] U.S. dollars) within [**] days following the Effective Date of this Agreement.

3.2 Within [**] days following each anniversary of the Effective Date of this Agreement, LICENSEE shall pay CARNEGIE the sum of $[**] ([**] U.S. dollars). In the event that LICENSEE is required to pay to CARNEGIE royalties as provided for in paragraph 3.4 herein, said sum

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of $[**] shall be credited against such royalties paid to CARNEGIE under this
Agreement for the particular year involved.

3.3 Within [**] days following each Milestone Event, LICENSEE shall pay CARNEGIE the sum of $[**] ([**] U.S. dollars).

3.4 LICENSEE and its licensed Affiliates shall pay royalties on the Net Sales of Licensed Products in accordance with the following provisions:

                  i) For each Licensed Product the exact royalty rate shall be decided by separate negotiation between LICENSEE (or its designated Affiliate) and CARNEGIE. The exact royalty rate shall [**] and shall take into account [**] payable for each Licensed Product.

                  ii) A royalty shall only be payable if LICENSEE or its Affiliates' commercial sale of the Licensed Product or method for making or using the Licensed Product is covered by a claim in either an issued, valid, enforceable, unexpired patent or a pending application included in CARNEGIE Patent Rights and in those territories of the world where such claim exists.

Article 4         Most Favored Licensee

4.1 CARNEGIE agrees that it will not grant a license under the CARNEGIE Patent Rights to any third party on terms that are more favorable than those hereby granted to LICENSEE without giving to LICENSEE the benefit thereof as of the date upon which any such more favorable license shall become effective, it being understood that LICENSEE must be able and willing to accept all other material license terms with such third party.

Article 5         CARNEGIE Patent Rights

5.1 CARNEGIE agrees, at its own expense, to prosecute, enforce and maintain any patents with respect to CARNEGIE Patent Rights. CARNEGIE shall provide written notice to LICENSEE of the issuance of any patent within CARNEGIE Patent Rights or the filing of any application with CARNEGIE Patent Rights together with a copy thereof, within ten (10) days of any such issuance or filing.

Article 6         CARNEGIE Improvements

6.1 CARNEGIE hereby agrees that it shall provide written notice to LICENSEE of any CARNEGIE Improvements by sending LICENSEE a copy of the U.S. Patent Application claiming an invention constituting the CARNEGIE Improvements within thirty (30) days of the filing of such application. LICENSEE shall keep all such applications confidential using reasonable procedures at least as stringent as LICENSEE uses to protect the confidentiality of its own similar information.

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 6.2      CARNEGIE hereby grants LICENSEE an option to obtain a non-exclusive license under any CARNEGIE Improvements disclosed in accordance with paragraph
6.1 herein. Such option shall terminate, with respect to the disclosed CARNEGIE Improvement, [**] after CARNEGIE has provided written notification to LICENSEE. LICENSEE may exercise its option granted hereunder by providing written notice to CARNEGIE that LICENSEE is exercising its option. Upon LICENSEE's exercise of such option, the parties shall enter into good faith negotiations and establish within [**] a license fee for the disclosed CARNEGIE Improvement. In the event the parties cannot establish a license fee within the [**] negotiation period, the option granted hereunder shall terminate unless expressly extended in writing by the parties. Upon payment by LICENSEE of the negotiated license fee, the disclosed CARNEGIE Improvement shall be added to CARNEGIE Patent Rights and this Agreement and/or Appendix A modified accordingly.

6.3 If LICENSEE fails to exercise its option as provided in this Section with respect to any disclosed CARNEGIE Improvement or if the parties cannot establish a license fee within the [**] negotiation period or any extension thereof, CARNEGIE shall have no further obligation to LICENSEE with respect to that disclosed CARNEGIE Improvement.

Article 7         Confidentiality

7.1 The Parties acknowledge and agree that it may be necessary during the term hereof to exchange confidential and proprietary information. Each Party agrees to designate any and all confidential and proprietary information as such in writing. Each Party further agrees that, during the term hereof and thereafter, it shall keep confidential and refrain from disclosing to any third party or using for its own account, any such confidential or proprietary information of the other Party. LICENSEE shall, however, be entitled to share confidential and proprietary information with Affiliates provided they be bound by the terms and conditions of this Article 7. The Parties agree that the foregoing provisions shall not apply with respect to any information that (i) is (through no improper action or inaction by the other Party) generally known to the public, (ii) was in the Party's possession or known by it prior to receipt from the other Party, (iii) was rightfully disclosed to the Party by a third party without restriction, or (iv) was developed by an employee of either Party or its Affiliates in the case of LICENSEE who did not have access to the confidential and proprietary information of the other Party. Each Party may make disclosures required by court order provided it uses diligent effort to limit disclosures and to obtain confidential treatment or a protective order and has allowed the other Party the opportunity to participate in the proceeding. Notwithstanding the foregoing, LICENSEE shall have the right to disclose confidential and proprietary information (i) to the extent required by law, (ii) as necessary in the course of seeking or enforcing patent rights, obtaining approval to manufacture or market products or methods, or (iii) as reasonably required in the course of any financing arrangement, merger, acquisition, consolidation or the like.

7.2 Neither Party shall use the name of the other Party, or of any employee of the other Party, in any publicity, advertising, or news release without prior written approval of the other Party.

7.3 Each Party agrees not to disclose to any third party, except to its Affiliates, or, in the case of LICENSEE, in the course of a merger, acquisition, consolidation or the like, the content of this Agreement.

Article 8         Term and Termination

8.1 The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until the last to expire of any patents within CARNEGIE Patent Rights or unless otherwise terminated in accordance with this Article 8.

8.2 Each Party shall be entitled to terminate this Agreement with immediate effect and without further obligation to the other Party, by written notice to the other Party, if:

         (i)      The other Party becomes bankrupt or insolvent, or

         (ii) The other Party commits a material breach of any substantial obligation under this Agreement and fills within sixty (60) days of notice of such breach to remedy the same if capable of remedy or if incapable of remedy to pay adequate compensation therefor.

8.3 Notwithstanding Section 8.2, LICENSEE shall be entitled to terminate this Agreement at any time and for any reason upon 30 days written notice to CARNEGIE and with no further obligation to CARNEGIE except as provided in
Section 8.4. If LICENSEE terminates this Agreement within thirty (30) days following notice by CARNEGIE indicating the issuance of the first U.S. patent, LICENSEE need not pay for this milestone event as provided under Articles 1.4 and 3.3.

8.4 Termination of this Agreement for any reason shall not affect the rights and obligations of the Parties accrued prior to the date of termination of the Agreement. In particular:

         (i) The rights and obligations of the Parties with respect to Licensed Products shall survive termination of the Agreement, provided such Licensed Products were developed or substantially developed prior to the date of termination.

         (ii) The rights and obligations of the Parties under Article 7 shall survive termination of this Agreement for a period of two (2) years following termination.

8.5 The parties agree to confer on a biannual basis, as of the effective date of this Agreement, to review the terms of this Agreement, in the context of the technical and commercial situation as it then exists to determine if equitable adjustments should be made in the existing license arrangements.

Article 9         Warranties

9.1 CARNEGIE warrants and represents that CARNEGIE and the University of Massachusetts (hereinafter "UMass") are the joint and exclusive owners of CARNEGIE Patent Rights, and that by virtue of an agreement with UMass, CARNEGIE is fully entitled to enter into this Agreement and to grant the license provided hereunder. In particular, CARNEGIE warrants and represents that it has no conflict of any kind with UMass, the University of Massachusetts Cancer Center or any other employer of the inventor(s) of CARNEGIE Patent Rights which may restrict it from entering into this Agreement or fulfilling the obligations hereunder.

9.2 CARNEGIE further warrants and represents that it has not granted, and agrees that it shall not grant licenses to any person or entity which would be inconsistent with the licenses granted hereunder.

Article 10        Arbitration

10.1 Any controversy or dispute arising out of or in connection with this Agreement, its interpretation or performance which the Parties are unable to resolve within 120 days after written notice by one Party to the other of the existence of such controversy or dispute, may be submitted to arbitration by either Party, and if so submitted by either Party, shall finally be settled by arbitration conducted in Washington, D.C. in accordance with the rules of arbitration of the American Arbitration Association in effect on the Effective Date of this Agreement. Each Party shall bear its own expenses and the costs for arbitration shall be borne equally by the Parties. The member(s) of the arbitration panel shall be familiar with biotechnology.

Article 11        Governing Law

11.1 The rights and obligations the Parties under this Agreement shall be governed by the laws of the District of Columbia.

Article 12        Severability

12.1 In the event that a court of competent jurisdiction holds any provision of this Agreement to be invalid or illegal, such holding shall have no effect on the remaining provisions of this Agreement, and they shall continue in full force and effect. If the validity or legality of any provision of this Agreement is brought into question, either Party may, by written notice to the other Party, revise or delete the provision in question so as to comply with the decision of said court.

Article 13        Entire Agreement; Amendments

13.1 This Agreement contains the entire agreement between the Parties. No amendments or modifications to this Agreement shall be effective unless made in writing and signed by authorized representatives of both Parties.

Article 14        Assignability

14.1 LICENSEE shall be entitled to assign all rights and obligations under this Agreement to any of its Affiliates or successors in title without the prior consent of CARNEGIE. If such assignment is effected, LICENSEE shall provide written notification to CARNEGIE thereof in accordance with Article 18.

Article 15        Indemnification

15.1 Indemnity. LICENSEE shall indemnify, defend, and hold harmless CARNEGIE and UMass and their trustees, officers, employees and agents and their respective successors, heirs and assigns (the "Indemnities"), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of the Indemnities in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any product, process, or service that is made, used, or sold pursuant to the exercise by LICENSEE or its Affiliates of any right or license granted under this Agreement; provided, however, that such indemnification shall not apply to any liability, damage, loss, or expense to the extent directly attributable to (i) the negligent activities or intentional misconduct of the Indemnitees; (ii) the settlement of a claim, suit, action, or demand by Indemnitees without the prior written approval of LICENSEE; or (iii) any activities of CARNEGIE's other licensees.

15.2 Procedures. The Indemnitees agree to provide LICENSEE with prompt written notice within twenty (20) days of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. LICENSEE agrees, at its own expense, to provide attorneys reasonably acceptable to CARNEGIE to defend against any such claim. In the event that CARNEGIE has rejected LICENSEE'S choice of counsels three (3) consecutive times, then LICENSEE, in its sole decision, shall select counsel acceptable to LICENSEE. The Indemnitees shall cooperate fully with LICENSEE in such defense and will permit LICENSEE to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of LICENSEE, if representation of such Indemnitee by the counsel retained by LICENSEE would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. LICENSEE agrees to keep CARNEGIE informed of the progress in the defense and disposition of such claim and to consult with CARNEGIE with regard to any proposed settlement.

15.3 Insurance. LICENSEE shall maintain insurance or self-insurance that is reasonably adequate to fulfill any potential obligation to the Indemnitees, but in any event not less than three million dollars ($3,000,000) for injuries to any one person arising out of a single occurrence and five million dollars ($5,000,000) for injuries to all persons arising out of a single occurrence. When commercially selling Licensed Products, LICENSEE shall provide CARNEGIE, upon request, with written evidence of such insurance or self-insurance. LICENSEE shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which LICENSEE or any Affiliate continues (i) to make, use, or sell a product that was a Licensed Product under this Agreement or (ii) to perform a method that was a Licensed Method under this Agreement, and thereafter for a period of five (5) years.

Article 16        Marking of Licensed Product

16.1 To the extent commercially feasible and consistent with prevailing business practices, LICENSEE shall mark, and shall cause its Affiliates to mark, all Licensed Products in accordance with applicable patent-making laws.

Article 17        Compliance with Law

17.1 LICENSEE shall comply with, and shall ensure that its Affiliates comply with, all local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of Licensed Products. LICENSEE expressly agrees to comply with the following:

         (i) LICENSEE or its Affiliates shall obtain all necessary approvals from U.S. regulatory authorities and any similar governmental authorities of any foreign jurisdiction in which LICENSEE or an Affiliate intends to make, use, or sell Licensed Products.

         (ii) LICENSEE and its Affiliates shall comply with all United States laws and regulations controlling the export of commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit, or require a license for, the export of certain types of commodities and technical data to specified countries. LICENSEE hereby gives written assurance that it will comply with, and will cause its Affiliates to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates, and that it will indemnify, defend, and hold CARNEGIE harmless (in accordance with Article 15) for the consequences of any such violation.

Article 18        Notices

18.1 Any notices given or payments required under this Agreement shall be in writing and shall be deemed delivered (a) on the date of delivery if delivered in person, by confirmed telefax or overnight courier or (b) five (5) days after mailing if sent by registered mail (return receipt requested), addressed to the Parties as follows (or at such addresses as the Parties may notify each other of in writing):

If for CARNEGIE:           Director of Administration and Finance
                           Carnegie Institution of Washington
                           1530 P Street, N.W.
                           Washington, D.C. 20005-1910

                           Telephone: (202) 939-1118
                           Facsimile (202) 387-8092

If for LICENSEE:           Chief Executive Officer
                           Ribopharma AG
                           Universitotstrasse 30
                           95447 Bayreuth, Germany

                           Telephone:
                           Facsimile:

IN WITNESS WHEREOF, CARNEGIE and LICENSEE have executed this Agreement by their duly authorized officers or representatives, effective on the date first above written.

For CARNEGIE INSTITUTION OF WASHINGTON.

By:   /s/ John J. Lively                                   Date: March 1, 2002
    --------------------------------------------
    Director of Administration and Finance
    Authorized Signatory
    Carnegie Institution of Washington

For: RIBOPHARMA AG

By:   /s/ illegible                                        Date: March 12, 2002
    --------------------------------------------
    Ribopharma AG
    Fritz-Hornmschuch-StraBe 9
    95326 Kulmbach

                                   APPENDIX A

CARNEGIE Patent Rights include, but are not limited to, the following patents and patent applications:

(1) Provisional U.S. Patent Application [**]Title: [**]Inventors: [**]  [**]

         [**]U.S. Patent Application Serial No. [**]PCT Application No. [**]

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                                      CHART

                                    Illegible

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                                      CHART

                                    Illegible

                              CARNEGIE INSTITUTION
                            New Horizons for Science

                                September 2, 2003

Chief Executive Officer
Ribopharma AG
Headquarters
Fritz-Hornschuch - Str. 9
95326 Kulmbach
Germany

Dear Sir:

         I understand from our patent attorney Paul Kokulis that he has been discussing with your counsel, Richard Smith, some possible amendments to the agreement dated March 1, 2002 between Ribopharma and the Carnegie Institution of Washington.

         The purpose of the present letter is to confirm our mutual agreement to the following amendments to the agreement:

Article 4.1, line 2, after "Patent Rights", insert "or any CARNEGIE
Improvements".

Article 8.4 is amended to read"

                           8.4 Termination of this Agreement for any reason shall not affect the rights and obligations of the Parties accrued prior to the date of termination of the Agreement.

         If you agree that the foregoing accurately reflects our understanding, please sign a copy of this letter as indicated below and return to me at Carnegie. I believe this is appropriate pursuant to Article 13 of our earlier agreement.

         Please let me know if there are any questions.

         Kind regards.

                                         Sincerely,

                                         /s/ John J. Lively

                                         John J. Lively
                                         Director of Administration and Finance



Amendments Accepted
for Ribopharma AG

By: /s/ Stefan Limmer   /s/ Kreutzer
   ---------------------------------
Date:  10 September, 2003
     -------------------------------

[Letterhead of Alnylam Pharma]

                                                  790 MEMORIAL DRIVE ~ SUITE 202
                                                             CAMBRIDGE, MA 02139
                                                        TELEPHONE ~ 617-252-0700
                                                              FAX ~ 617-577-7125

                                October 28, 2003

Mr. John Lively
Director of Administration and Finance
Carnegie Institution of Washington
1530 P Street, N.W.
Washington, D.C. 20005-1910

                  Re: License Agreement between Carnegie Institution of Washington and Ribopharma AG

Dear Mr. Lively:

         In accordance with Section 2.3 of the above-referenced agreement ("Agreement"), Ribopharma AG is extending the license granted in the Agreement to its Affiliate, Alnylam Pharmaceuticals, Inc. ("Alnylam"), effective November 28, 2003. Accordingly, enclosed herewith is a payment of US $[**] to cover the licensing of such Affiliate in accordance with Section 2.3.

         The parties agree that if Alnylam ceases to be an Affiliate of Ribopharma AG, Carnegie Institution of Washington ("CARNEGIE") shall, at Alnylam's request, enter into a direct agreement with Alnylam to license CARNEGIE Patent Rights, as defined in the Agreement, under the same terms as those granted to Ribopharma AG in the Agreement, with the understanding that the upfront fee set forth in Section 3.1 and the payment for the first Milestone Event set forth in Section 3.3 shall not be required to be paid.

         In all other respects, the Agreement shall remain in full force and effect, unless further amended by written agreement.

         If you are in agreement with the foregoing, please sign one original of this letter and return it to me.

                                             Sincerely,

                                             /s/ John Conley
                                             ----------------------
                                             Alnylam Pharmaceuticals, Inc.
                                             Title: CFO
                                             Date: 10/28/03

Acknowledged and Agreed:
Carnegie Institution of Washington

By: /s/ John J. Lively
    --------------------------------
Date: 10-30-03